Exhibit 10.14

Enova International, Inc.

Executive Change-in-Control Severance and Restrictive Covenant Agreement

Chief Executive Officer

THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT – CHIEF EXECUTIVE OFFICER (the “Agreement”) is made and entered into by and between Enova International, Inc. (the “Controlling Company”), a Delaware corporation, and Timothy S. Ho (“Executive”), and is effective on the      day of             ,          (hereinafter referred to as the “Effective Date”).

WHEREAS, the Executive is currently employed by the Controlling Company or one of its subsidiaries as President and Chief Executive Officer; and

WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Controlling Company concerning its policies, methods, personnel, and operations; and

WHEREAS, the Controlling Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive’s services; and the Executive is desirous of having such assurances; and

WHEREAS, the Controlling Company recognizes that circumstances may arise in which a Change in Control of the Controlling Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Controlling Company and the shareholders of the Controlling Company; and

WHEREAS, both the Controlling Company and the Executive are desirous that any proposal for a Change in Control or acquisition will be considered by the Executive objectively and with reference only to the business interests of the Controlling Company and the shareholders of the Controlling Company; and

WHEREAS, the Executive will be in a better position to consider the Controlling Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control or acquisition.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Change-in-Control Severance and Restrictive Covenant Agreement.

(b)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c)	“Board” means the Board of Directors of the Controlling Company.

(d)	“Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	The Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; or

(ii)	The Executive’s conviction of a felony; or

(iii)	The Executive’s willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. However, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(e)	“Change in Control” means an event that is a change in the ownership of the Controlling Company, a change in the effective control of the Controlling Company or a change in the ownership of a substantial portion of the assets of the Controlling Company, all as defined in Code Section 409A and guidance issued thereunder. As a general overview, a Change in Control will occur on the date that any of the following events occurs:

(i)	Any one person, or more than one person acting as a group (as defined in Code Section 409A), acquires ownership of Controlling Company stock that, together with all other Controlling Company stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Controlling Company or to cause a change in the effective control of the Controlling Company.

(ii)

The date any one person, or more than one person acting as a group, acquires (or has acquired, during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling

Company possessing 30 percent or more of the total voting power of the stock of the Controlling Company.

(iii)	The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions.

(iv)	The date a majority of the Controlling Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Controlling Company’s board of directors before the date of the appointment or election.

Notwithstanding the foregoing provisions, neither a change in ownership under clause (i) nor a change in effective control under clause (ii) shall be considered to have occurred as a result of any acquisition or disposition of the Controlling Company’s stock by, or an increase in the percentage of the Controlling Company’s stock owned by, Cash America International, Inc. or any entity required to be aggregated with Cash America International, Inc. under Code Sections 414(b) or 414(c). For clarification purposes and without limiting the foregoing, the acquisition of the Controlling Company’s stock in a public offering shall not result in a Change in Control unless required by Code Section 409A.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Management Development and Compensation Committee of the Board, or, if no Management Development and Compensation Committee exists, then the full Board, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(h)	“Company” means the Controlling Company (including any and all subsidiaries).

(i)	“Controlling Company” means Enova International, Inc. a Delaware corporation or any entity that becomes a successor thereto in a transaction (i) that qualifies under Code Section 368(a)(1)(F) as a mere change in identity, form or place of organization, or (ii) that is a liquidation into a parent corporation described in Code Section 332(b).

(j)	“Disability” shall have the meaning ascribed to such term in the Executive’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(k)	“Effective Date” means the date specified in the opening sentence of this Agreement.

(l)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)

“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Controlling Company of any one (1) or more of the following events which remains uncured after the expiration of 30 days following the delivery of written notice of such event to the Controlling Company in accordance with section 2.7:

(i)	The assignment of the Executive to duties materially inconsistent with, and which would constitute a material diminution with respect to, the Executive’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than any insubstantial or inadvertent act;

(ii)	The Company’s requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then-present business travel obligations;

(iii)	A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates which results in a material diminution in the incentive compensation opportunity or benefits provided to the Executive, unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control of the Controlling Company;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Controlling Company as a result of a Change in Control of the Controlling Company to assume and agree to perform the Company’s obligations under this Agreement, such that there is a breach of Article 8 herein; and

(vi)	A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.

(o)	“Qualifying Termination” means any of the events described in Section 2.2 herein, the occurrence of which gives rise to the entitlement to the payment of Severance Benefits hereunder.

(p)	“SERP” means the Enova International, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

(q)	“Separation from Service” or “Separate from Service” means the Executive separates from service with the Company as determined under Code Section 409A. For purposes of determining whether a Separation from Service has occurred, the “Company” shall include the Controlling Company (or the subsidiary or former subsidiary of the Controlling Company) that employs the Executive immediately before the separation (the “Employing Entity”) and all entities that would be treated as a single employer with the Employing Entity at such time under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

(r)	“Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.

Article 2. Severance Benefits

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Controlling Company and if, within twelve (12) months thereafter, the Executive Separates from Service with the Company for any reason specified in Section 2.2 herein as being a Qualifying Termination.

2.2 Qualifying Termination. The occurrence of any one of the following events within twelve (12) months after a Change in Control of the Controlling Company shall be considered a “Qualifying Termination” and shall give rise to Executive’s entitlement to Severance Benefits under this Agreement:

(a)	The Company’s involuntary termination of the Executive’s employment without Cause; and

(b)	The Executive’s voluntary termination of employment following the initial existence of a Good Reason.

For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death or Disability, the Executive’s voluntary termination for reasons other than as specified in Section 2.2(b) herein, or the Company’s involuntary termination for Cause.

2.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide him with the following Severance Benefits:

(a)	A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay and unreimbursed business expenses, as well as all other items earned by and owed to the Executive to the extent permitted under Code Section 409A, through and including the Effective Date of Termination.

(b)

A lump-sum amount equal to the Executive’s annual target bonus amount, established under the annual bonus plan or plans in which the Executive is then participating, for the bonus plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction the numerator of which is the number of full completed months in the year from January 1 through the

Effective Date of Termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for the plan year.

(c)	A lump-sum amount equal to two (2) multiplied by the higher of: (i) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (ii) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control.

(d)	A lump-sum amount equal to two (2) multiplied by the higher of: (i) the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs, or (ii) the actual annual bonus payment made to the Executive under the annual bonus plan in which the Executive participated in the year preceding the year in which the Effective Date of Termination occurs.

(e)	An immediate vesting of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive’s compensation. The vested amount shall be the greater of: (i) an amount calculated under the terms of the incentive award based on the higher of actual performance goal achievement or target award level established for each award, multiplied by a fraction the numerator of which is the full number of completed calendar months in the preestablished performance period as of the Effective Date of Termination, and the denominator of which is the full number of months in the entire performance period; or (ii) the amount to which the Executive would be entitled under the terms of the long-term incentive award in the absence of this provision. The time and form of payment of this vested amount shall be determined pursuant to the terms of the long-term incentive awards.

(f)	An immediate vesting and the lapse of all restrictions on any and all outstanding stock-based awards held by the Executive, to the extent not already provided for in the award agreement.

(g)	Equivalent payment for continued medical coverage under the Company’s group health plan and/or under the Company’s supplemental executive medical expense reimbursement plan (“MERP”), if any, for a period of twenty-four (24) months following the date of Separation from Service, based on the same coverage level, including dependent coverage, as in effect on the Effective Date of Termination. Executive’s dependents shall be entitled to continue coverage for the full twenty four (24) month period following the Effective Date of Termination, even if the Executive dies during such period. Each payment or premium discount provided under this subsection shall be considered a separate payment for purposes of Code Section 409A. Equivalent payment under this subsection shall be provided as follows:

(i)	With respect to coverage other than the MERP, such equivalent payment shall be provided by:

(A)	providing reimbursement of the portion of the monthly COBRA premium in excess of the amounts (if any) that similarly-situated active employees would pay for similar coverage under the Company’s plans for the eighteen (18) month period, or such shorter period, of time during which Executive has COBRA coverage, or a direct reduction in premiums in lieu of reimbursement if determined by the Company in its discretion;

(B)	providing a lump-sum payment equal to the reimbursement described in clause (i)(A) of this subsection for the first monthly COBRA premium (the “Company’s Share of Monthly COBRA Premiums”) times six (6); and

(C)

if for any reason during the eighteen (18) month period following the Effective Date of Termination, Executive does not have COBRA coverage under the Company’s group health plan, the Company shall make an additional lump sum payment to Executive (or to Executive’s estate if Executive has died), equal to the Company’s Share of Monthly COBRA Premiums times the number of months in the period from the date Executive’s COBRA coverage ends through the end of the eighteenth (18th) month following the Effective Date of Termination.

(ii)	The Company shall also pay a lump-sum payment equal to the portion of the monthly MERP premium in excess of the amounts (if any) that similarly-situated active employees would pay for similar coverage under the MERP for a period of twenty four (24) months.

(h)	Up to $50,000 for reimbursement of amounts paid by the Executive for reasonable outplacement services from a reputable executive search firm of the Executive’s selection (or direct payment to such search firm), to the extent that the Executive incurs such expenses (i) as a direct result of the Separation from Service and (ii) within twelve (12) months after the date of the Separation from Service. Notwithstanding anything in this Agreement to the contrary, the Company shall provide any reimbursements described in this Section 2.3(h) to the Executive on or before the December 31 of the third calendar year following the calendar year that includes the Separation from Service.

2.4 Termination for Total and Permanent Disability. Following a Change in Control, if the Executive’s employment is terminated with the Company due to Disability, the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

2.5 Termination for Retirement or Death. Following a Change in Control, if the Executive’s employment with the Company is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

2.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for reasons other than as specified in Section 2.2(b) herein, the Company shall pay the Executive his full Base Salary at the rate then in effect, accrued vacation or paid time off, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.7 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. In order to terminate for Good Reason, (i) the Executive must give the Company 30 days’ written notice of the intent to terminate for Good Reason within 90 days of the initial existence of the conditions purportedly constituting Good Reason; (ii) the termination for Good Reason shall only take effect if the Company has not cured any conditions that are identified in such notice by Executive, and that constitute Good Reason, within 30 days after such notice; and (iii) the date of termination of employment may not be later than 130 days after the date of the initial existence of the conditions purportedly constituting Good Reason.

Article 3. Form and Timing of Severance Benefits

3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d) herein and the lump sum payments described in Sections 2.3(g)(i)(B) and 2.3(g)(ii) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the date of Separation from Service, but in no event later than ten (10) calendar days from such date. Notwithstanding the foregoing, to the extent required by Code Section 409A, all or a portion of such payments shall be delayed to the date that is six months after the date of Separation from Service. The lump sum payment described in section 2.3(g)(i)(C) herein, if applicable, shall be paid in cash to the Executive in a single lump sum on the first day of the nineteenth (19th) month following the date of Separation from Service.

3.2 Withholding of Taxes. Upon payment of Severance Benefits or other amounts payable under this Agreement, the Company shall withhold from those Severance Benefits or other amounts all federal, state, city, or other taxes as legally shall be required.

Article 4. The Company’s Payment Obligation

4.1 Payment Obligations Absolute. Except as provided in Section 9.8 herein, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and except as provided in Section 9.8 herein, the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.3(h) herein.

4.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 5. Term of Agreement

This Agreement will commence on the Effective Date and shall continue in effect for two (2) full years. However, at the end of such two (2) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless either party delivers written notice six (6) months prior to the end of such term, or extended term, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

However, in the event of a Change in Control of the Controlling Company, the term of this Agreement shall automatically be extended for two (2) years from the date of the Change in Control.

Article 6. Executive’s Restrictive Covenants.

6.1 Confidential and Proprietary Information

(a)	Access. Executive acknowledges that, prior to, and during the term of Executive’s employment hereunder, Executive has been, and will be, privy to confidential and proprietary information of the Company and its affiliates, including former affiliates, (collectively, the “Enterprise”).

(b)

Nondisclosure. Executive agrees to not disclose to any third party, without the prior written consent of the Board or unless necessary to perform Executive’s duties and responsibilities hereunder, the trade secrets, proprietary information, marketing strategies, business strategies, business plans, pricing data, legal analyses, financial information, insurance information, customer lists, customer information, creditor files, processes, policies, procedures, research, lists, methodologies, specifications, software, software code, computer systems, software and hardware architecture and specifications, customer information systems, point of sale systems, management information systems, software design and development plans and materials, computer information control and security plans and systems, intellectual property, contracts, business records, technical expertise and know-how, and other confidential and proprietary information and trade secrets of the Enterprise (collectively, the “Property”), which have been or will be provided to Executive by the Enterprise and are confidential and proprietary property of the Enterprise. Executive further agrees not to use any Property to Executive’s personal benefit or the benefit of any third party. Executive also agrees to return to the Company all such Property which is tangible upon the termination of Executive’s employment for any reason. Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Executive without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this Section are in addition to, and not in lieu of, any rights or remedies the Company or any of its affiliates may have available pursuant to the laws of the State of Illinois to prevent the disclosure of trade secrets and proprietary information.

(c)	Nondisclosure Period. Executive’s obligations under the nondisclosure provisions in this Section 6.1 (i) will apply to confidential information that does not constitute trade secrets during the term of Executive’s employment hereunder and for a period of twenty four (24) months after the date such employment terminates for any reason, and (ii) will apply to trade secrets until such Property no longer constitutes trade secrets.

6.2 Nonsolicitation of Employees and Agents. Executive agrees that, for the twenty four (24) month period following the date Executive’s employment terminates, Executive will not, directly or indirectly, solicit, recruit or induce any employee, officer, agent or independent contractor of the Enterprise to terminate such party’s engagement with the Enterprise so as to work for any person or business which competes with the Enterprise for talent; provided, the restrictions set forth in this Section will only apply to employees, officers, agents or independent contractors with whom Executive has business contact during the 12 month period ending on the date Executive’s employment terminates.

6.3 Covenant Against Competition. Executive will not at any time during the Term, other than in performance of Executive’s duties for the Enterprise, and for the twenty four (24) month period following the date Executive’s employment terminates, on Executive’s own behalf, or on behalf of any other person or entity, compete with the Enterprise by providing employment, management or consulting services, similar to those Executive provided to the Enterprise with respect to any products or services similar to those offered or under development by the Company or any of its affiliates (“Enova Products and Services”) anywhere within the Territory at any time during the 12 month period ending on the day Executive’s employment terminates. For purposes of this Agreement, the term “Territory” will mean any territory in which the Enterprise offers its services or products at any time during the 12 month period ending on the day Executive’s employment terminates.

6.4 Nonsolicitation of Customers and Clients. Executive will not at any time during Executive’s employment with the Enterprise, other than in performance of Executive’s duties for the Enterprise, and for a period of twenty four (24) months after the day Executive’s employment terminates, on Executive’s own behalf or on behalf of any other person or entity, solicit, initiate contact, call upon, initiate communication with or attempt to initiate communication with any customer or client of the Enterprise or any representative of any customer or client of the Enterprise, with a view to providing Enova Products and Services to such clients or customers; provided, the restrictions set forth in this Section that are applicable after the day Executive’s employment terminates will apply only to customers or clients of the Enterprise with whom Executive had contact within the twelve (12) month period ending on the day Executive’s employment terminates.

6.5 Enforcement of Restrictive Covenants.

(a)

Severability. Executive acknowledges and agrees that the restrictive covenants contained in this Article 6 (collectively, the “Covenants”) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Enterprise. Executive expressly agrees and consents that, and represents and warrants to the Company that, the Covenants will not prevent or unreasonably restrict or interfere with Executive’s ability to make a fair living after Executive’s employment terminates. The parties agree that the invalidity or unenforceability of any one or more of the Covenants, or any part thereof, will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In case any one or more of the Covenants contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable Covenant had never been contained herein, and specifically, the parties hereto agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any Covenant is invalid, unenforceable or excessively restrictive, the parties agree to request such court to rewrite such Covenant in order to make such Covenant legal, enforceable and acceptable to such court to the maximum extent permissible under the law actually applied to determine the validity, legality, enforceability or reasonableness of any such Covenant. The parties agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

(b)	Injunctive Relief. Executive hereby agrees that any remedy at law for any breach of any of the Covenants will be inadequate and that the Enterprise will be entitled to apply for injunctive relief in addition to any other remedy the Enterprise might have under this Agreement.

(c)	Claim for Damages. Executive acknowledges that, in addition to seeking injunctive relief, any of the entities comprising the Enterprise may bring a cause of action against Executive for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court and arbitration costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Enterprise and arising out of or due to any breach of any Covenant. In addition, either party may bring an action against the other for breach of any other provision of this Agreement.

(d)	Survival. To the extent applicable, the Covenants will survive the termination of this Agreement and/or the termination of Executive’s employment with the Company and its affiliates. In addition, the termination of this Agreement will not terminate any other obligations or rights that, by the specific terms of this Article 6, extend beyond such termination.

(e)	Tolling. The duration of the Covenants shall be extended for a period of time equal to any period of time in which Executive engages in conduct in violation of the Covenants.

(f)	Blue Penciling. Executive agrees that if any court finds that any provision in this Article 6 is overly broad such that it is unenforceable under applicable state law, the court may reform that provision to narrow its scope to the extent necessary to render it enforceable.

Article 7. Legal Remedies

7.1 Dispute Resolution. The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the laws and under the administration of the American Arbitration Association.

7.2 Payment of Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) on or before the December 31 of the calendar year following the calendar year in which the legal costs and expenses are incurred, any reasonable attorneys’ fees, costs, and expenses in connection with the good faith enforcement of the Executive’s rights (including the enforcement of any arbitration award) that arise during the Executive’s lifetime. This shall include, without limitation, court costs and attorney’s fees incurred by the Executive as a result of any good faith claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof. This right to receive legal fees is not subject to liquidation or exchange for another benefit, and the amount of fees or expenses provided during one calendar year will not affect the amount of fees or expenses eligible for reimbursement or provided in any other calendar year.

Article 8. Successors

The Controlling Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Controlling Company (including without limitation any acquirer in a Change in Control event described in subsection (e)(iii) of Article 1 hereof) by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement. Notwithstanding the foregoing, any change in control of a successor not deemed to be the “Controlling Company” under Section 1(i) hereto shall not be considered a “Change in Control.”

Article 9. Miscellaneous

9.1 Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Controlling Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

9.2 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which he might otherwise be entitled.

9.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

9.4 Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

9.5 Conflicting Agreements. The Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

9.6 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

9.7 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by the Company, as applicable, or by the respective parties’ legal representatives or successors. Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in the Executive’s income pursuant to Section 409A of the Code, then such provision shall be null and void, and the Company shall amend the Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be binding on the Executive.

9.8 Compensation Recovery. Notwithstanding anything in this Agreement to the contrary, in the event that the Controlling Company is required to materially restate its financial results due to the Controlling Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, the Committee may, in its discretion or as necessary to comply with applicable law, require the Executive to repay the Controlling Company an amount equal to all or any portion of any incentive compensation (including stock and stock-based awards) that has been paid, issued or granted to the Executive pursuant to any incentive compensation program within the three years preceding the date on which the

Controlling Company is required to prepare an accounting restatement, to the extent that such amount was based on the erroneous data and exceeded the amount that would have been paid, issued or granted to the Executive under the accounting restatement. Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation shall be satisfied in cash or in such other form of consideration, such as shares of stock of the Controlling Company, permitted by applicable law and acceptable to the Committee, and the Committee may provide for an offset to any future payments owed by the Company or its affiliates to the Executive if necessary to satisfy the repayment obligation; provided however, that if any such offset is prohibited under applicable law, the Committee shall not permit any such offset and may require immediate repayment by the Executive. Notwithstanding the foregoing, to the extent required to comply with applicable law, any applicable stock exchange listing requirements, and/or any compensation recovery or clawback policy adopted by the Company after the Effective Date, the Controlling Company may unilaterally amend this Section 9.8 and such amendment shall be binding on the Executive; provided, however, regardless of whether the Controlling Company makes such a unilateral amendment, the Executive shall be bound by any compensation recovery or clawback policy adopted by the Company after the Effective Date.

9.9 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Illinois shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

9.10 Construction. This Agreement is intended to provide for severance payments and benefits and short-term deferrals exempt from Internal Revenue Code Section 409A, and shall be construed accordingly. To the extent that this Agreement provides for amounts not eligible for such exemptions, this Agreement is intended to comply with Internal Revenue Code Section 409A, and shall be construed accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ENOVA INTERNATIONAL, INC.

By:
Name: ,
Chairman of the Enova International, Inc. Management Development & Compensation Committee

EXECUTIVE

Timothy S. Ho